Exhibit 99.1

FOR IMMEDIATE RELEASE

NYSE: SRX

Contacts:
Stuart Davis	Stephen Hughes
Vice President & Director, Investor Relations	Senior Vice President and CFO
(703) 502-7731	(703) 227-7010
Stuart_Davis@sra.com	Steve_Hughes@sra.com

SRA International, Inc. to Acquire

Touchstone Consulting Group, Inc.

Fairfax, Virginia, April 19, 2005 — SRA International, Inc. (NYSE: SRX), a leading provider of information technology services and solutions to the federal government, today announced the signing of a definitive agreement to acquire Touchstone Consulting Group, Inc., a privately-held management consultancy with an established track record of serving senior executives in the federal government.

Headquartered in Washington, D.C. and founded in 1991, Touchstone focuses on helping U.S. government leaders develop, launch, and manage their strategies. Touchstone provides strategic consulting services to its customers throughout the federal government, including the Department of Homeland Security, Department of Defense, intelligence agencies, and the Office of Management and Budget. Touchstone has 135 employees, about 60% of whom hold security clearances. Revenue for the twelve months ended March 31, 2005 was about $27 million.

Renny DiPentima, SRA Chief Executive Officer, said, “Touchstone meets our very strict acquisition criteria. Their focus on strategic consulting to the most senior officials in government complements our high-end, full-lifecycle information technology services. They are a premier provider of management consulting services to the government, and we believe that we can offer more value to the clients of both firms.”

Commenting on the sale, Chris McGoff, Touchstone Chief Executive Officer, said, “We are excited about joining forces with SRA. We will be able to provide our customers with a broader suite of solutions and services and our employees with more opportunities for professional growth. The SRA emphasis on customers and employees is a great fit with our values-based culture. The entire management team and I are energized about rapidly growing out this business.”

The terms of the all-cash transaction were not disclosed. Completion of the transaction is subject to the customary conditions; closing is expected by the end of April.

SRA Senior Vice President and Chief Financial Officer, Steve Hughes stated, “This strategic merger expands our customer base and presents an excellent opportunity to enhance shareholder returns as we deploy our capital for higher returns with accretion to Diluted EPS.”

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SRA International, Inc., Corporate Headquarters: 4300 Fair Lakes Court, Fairfax, Virginia 22033    Phone 703.803.1500    Fax 703.803.1509

SRA can be found on the Internet at www.sra.com

About SRA International, Inc.

SRA is a leading provider of information technology services and solutions — including strategic consulting; systems design, development, and integration; and outsourcing and operations management — to clients in national security, civil government, and health care and public health markets. The Company also delivers business solutions for text and data mining, contingency and disaster response planning, information assurance, environmental strategies, conflict management and dispute resolution, enterprise systems management, and wireless integration.

FORTUNE® magazine has chosen SRA as one of the “100 Best Companies to Work For” for six consecutive years. In 2004, SRA was named Large Government Contractor of the Year by the Northern Virginia Government Contractors Council, the Professional Services Council, and Washington Technology. The Company’s 3,900 employees serve clients from its headquarters in Fairfax, Virginia, and offices across the country. For additional information on SRA, please visit www.sra.com.

About Touchstone

Touchstone Consulting Group, Inc. enables clients to produce strategic business results through a collaborative planning approach for achieving alignment, consensus, and commitment to a compelling vision and strategy. The Touchstone team includes recognized business leaders in strategy development, balanced scorecards, strategic communication, meeting/workshop facilitation, and portfolio and program management.

Any statements in this press release about future expectations, plans, and prospects for SRA, including statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: our dependence on our contracts with federal government agencies, particularly within the U.S. Department of Defense, for substantially all of our revenue, our dependence on our GSA schedule contracts and our position as a prime contractor on government-wide acquisition contracts to grow our business, and other factors discussed in our latest quarterly report on Form 10-Q filed with the SEC on January 31, 2005. In addition, the forward-looking statements included in this press release represent our views as of April 19, 2005. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to April 19, 2005.

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